EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We have issued our report dated March 23, 2007 accompanying the consolidated financial statements of Image Sensing Systems, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards No. 123(R), Share-Based Payment) included in the Annual Report on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. and subsidiaries on Forms S-8 (File No. 333-82546, effective February 11, 2002; File No. 333-86169, effective August 30, 1999; and File No. 333-09289, effective July 31, 1996) and on Form S-3 (File No. 333-41706, effective July 19, 2000).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 23, 2007

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